Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2018 RESULTS

REVENUE OF $284.2 MILLION

EARNINGS PER SHARE OF $4.56

APPROVES DIVIDEND OF $0.80 PER SHARE

Westwood, MA – November 13, 2018 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications, today announced financial results for both the fiscal year and quarter ended August 31, 2018. The Company also announced a cash dividend of $0.80 per share to shareholders of record on November 23, 2018 and payable on December 5, 2018.

HIGHLIGHTS – Fiscal 2018 vs. Fiscal 2017

GAAP Financials

•	Revenue of $284.19 million, up $31.63 million, or 13%, from $252.56 million
•	Operating income of $55.09 million, down $3.04 million, or 5%, from $58.13 million
•	Net income of $43.14 million, up $1.13 million, or 3%, from $42.01 million
•	Earnings per diluted share (“EPS”) of $4.56, up $0.12, or 3%, from $4.44

Non-GAAP Financial Measures *

•	EBITDA of $75.76 million, down $0.23 million, or less than one percent, from $76.00 million
•	Adjusted EBITDA of $75.25 million, up $1.28 million, or 2%, from $73.97 million
•	Adjusted diluted EPS of $4.44, up $0.34 or 8%, from $4.10

HIGHLIGHTS – Q4 2018 vs. Q4 2017

GAAP Financials

•	Revenue of $77.48 million, up $8.48 million, or 12%, from $68.99 million
•	Operating income of $13.81 million, down $2.61 million, or 16%, from $16.43 million
•	Net income of $11.16 million, down $0.25 million, or 2%, from $11.41 million
•	EPS of $1.18, down $0.03 or 2%, from $1.21

Non-GAAP Financial Measures *

•	EBITDA of $19.58 million, down $0.62 million, or 3%, from $20.20 million
•	Adjusted EBITDA of $19.71 million, down $0.53 million, or 3%, from $20.23 million
•	Adjusted diluted EPS of $1.15 down $0.03, or 3%, from $1.18

*  Reconciliations of the non-GAAP financial measures to Chase’s GAAP financial results are included at the end of this release.  See also “Use of Non-GAAP Financial Measures” below.

Adam P. Chase, President and Chief Executive Officer, commented, “Year-over-year revenue increases were achieved across our Industrial Materials and Construction Materials segments for both the fourth quarter and year-to-date periods.  These increases came mostly from volume, but with some revenue gains coming on price.

“Product cost and mix trends noted in last quarter’s press release continued in the fourth quarter.  Raw material costs further increased in the quarter, straining margins in certain product areas.  We are experiencing a shift from relative stability to instability because of commodity price inflation and trade policy-driven supply chain disruptions.  There is a lag period from when we realize cost increases until we pass them along in the marketplace.  Rising material prices more severely impacted the Industrial Materials segment’s margin in the second half of our fiscal year, primarily due to petroleum-based inputs. While higher costs did affect our Construction Materials segment, its margin contraction has been less pronounced, and it has been more strongly affected by a less favorable sales mix in the current year and quarter.

“In a time of greater uncertainty, we will continue to pursue both tactical business model changes to reduce variable cost and further consolidation initiatives to reduce fixed cost.  Beyond working to address the immediate impacts of raw material costs and tariffs, Chase remains focused on reducing future fixed costs in manufacturing. The consolidation of the Pawtucket, RI plant into our Lenoir, NC and Oxford, MA locations, noted in last quarter’s release, was substantially completed in the fourth quarter. We incurred certain one-time charges related to the plant closure that reduced our fourth quarter operating income and operational efficiency, but we expect to realize ongoing savings beginning after the first quarter of fiscal 2019.

“Operationally, we were active in the fourth quarter with continued acquisition integration activities. We rolled out our company-wide ERP system in the acquired operations of Zappa Stewart.  Concurrently, rising healthcare costs and tight labor markets have made it more difficult to hire qualified employees to support our growth and consolidation efforts. These and material cost pressures continue in the first quarter of fiscal 2019.  We are proud of the sustained hard work and dedication of our associates in taking on these challenges.

“Over the past few years we completed some asset and business divestitures that have helped to focus the organization on core and related specialty chemical technologies. However, in the short term, our Industrial Materials segment’s margin has been compressed as we continue to engage in low-margin tolling work following the divestiture of both our fiber optic cable components and our structural composites businesses where one-time gains were recognized in fiscal years 2018, 2017 and 2016.”

Industrial Materials:

	For the Three Months Ended August 31,		For the Years Ended August 31,
	2018	2017	2018	2017
Revenue	$61,647	$53,248	$232,288	$202,956
Cost of products and services sold	39,654	32,181	145,742	119,109
Gross Margin	$21,993	$21,067	$86,546	$83,847
Gross Margin % **	36%	40%	37%	41%

**Adjusted to remove the impact of inventory step up (which was adjusted downward in the fourth quarter as part of our purchase price accounting) the GM% would be 35% and 38% for the quarter and year ended August 31, 2018, respectively.

Mr. Chase continued, “Sales totals for our Industrial Materials segment increased over the prior year mainly on volume, especially when including the effects of our December 2017 acquisition of Zappa Stewart. Consistent with earlier this year, our pulling and detection and electronic and industrial coatings product lines continued to lead the positive sales trend, with volume playing a part in both of their increases, and price favorably affecting electronic and industrial coatings’ results. Our cable materials product line revenue, affected by both volume and price, fared favorably against the prior year fourth quarter, but with year-to-date results falling short.”

Construction Materials:

	For the Three Months Ended August 31,		For the Years Ended August 31,
	2018	2017	2018	2017
Revenue	$15,831	$15,746	$51,900	$49,604
Cost of products and services sold	8,344	8,197	29,394	26,927
Gross Margin	$7,487	$7,549	$22,506	$22,677
Gross Margin %	47%	48%	43%	46%

“Our Construction Materials segment’s strong top-line results continued in the fourth quarter” noted Mr. Chase. “Our coating and lining systems saw the largest growth for the quarter over the prior year, on both volume and price, but came up just short of last year on a year-to-date basis. Pipeline products, which include both domestic and U.K.-produced products, far outpaced the prior year on the year-to-date basis but could not match prior year revenue in the fourth quarter.  Bridge and highway products capped off another impressive year, growing over the prior year on a whole-year basis and making sales into marquee infrastructure projects such as the new Tappan Zee (“Governor Mario Cuomo”) Bridge in New York and the Norris Bridge in Virginia.”

Other matters affecting financial results:

Kenneth J. Feroldi, Treasurer and Chief Financial Officer, added, “U.S. tax reform continued to benefit our Company’s bottom line and overall profitability as we recognized an effective tax rate of 20.1% in the quarter; this compared to 30.8% in the prior year fourth quarter.

“We made further preliminary and conditional entries related to the adoption of the Tax Act in the fourth quarter, without any significant net changes to those recorded in the second and third quarters.  We continue to anticipate that in fiscal 2019 and beyond, aside from any discrete items, our all-in rate will be approximately 25%, depending on state income tax impact as states adjust to the impact of the new Federal rate.

“Our continued application of ASU 2016-09 in the quarter resulted in a $0.94 million discrete benefit related to stock compensation, representing the kind of period-to-period volatility this standard can cause.

“Tax reform enabled us to repatriate over $10 million during fiscal 2018, with no additional tax effects, allowing us to pay down debt on our revolver, consistent with our stated cash management strategy, as we continue to evaluate potential acquisition targets.  This practice will continue in future periods depending on our global cash needs, with another paydown of $10 million already made in Q1 of fiscal 2019.

“Foreign currency effects were not significant in the fourth quarter of either the current or prior year. The Company ended the year-to-date period with a small gain recorded in Other income (expense), slightly below the gain recognized in the prior year.

“A material weakness in the Company’s internal control over financial reporting was identified in the fourth quarter, relating to the valuation of certain assets acquired in the Zappa Stewart acquisition. This identified control issue resulted in the adjustment of certain amounts including goodwill, inventory step-up, customer relationship intangibles and related amortization expense and income taxes.  This adjustment had no material effect on Net income and EPS, and no restatement of previously issued financials is anticipated. The Company intends to file a Form 12b-25 which will extend the normal filing deadline of our Annual Report on Form 10-K, so we can, in part, finalize documentation concerning this material weakness.

“Our announced dividend of $0.80 per share, which will be paid this coming December, is relatively consistent with that distributed for the prior year as a percentage of Net income achieved. We continue to recognize the importance of the annual dividend, while also considering the Company’s cash needs and debt structure to facilitate its sustainable growth strategies.”

Mr. Chase also commented, “Our balance sheet remains strong. As of August 31, 2018, the Company’s cash on hand was $34.83 million and our $150 million revolving credit facility had $125 million of unused availability. Chase will continue to leverage this strength in fiscal 2019 to pursue our strategic goals and invest in value-enhancing organic and inorganic growth opportunities along with operational consolidation and rationalization.”

The following table summarizes the Company’s financial results for the three months and years ended August 31, 2018 and 2017.

	For the Three Months Ended August 31,		For the Years Ended August 31,
All figures in thousands, except per share figures	2018	2017	2018	2017
Revenue	$77,478	$68,994	$284,188	$252,560
Costs and Expenses
Cost of products and services sold	47,998	40,378	175,136	146,036
Selling, general and administrative expenses	14,395	12,169	52,297	47,736
Acquisition-related costs	—	—	393	584
Exit costs related to idle facility	1,272	20	1,272	70
Operating income	13,813	16,427	55,090	58,134
Interest expense	(298)	(128)	(1,172)	(839)
Gain on sale of real estate	—	—	—	860
Gain on sale of license	—	—	1,085	—
Gain on sale of businesses	—	—	1,480	2,013
Other income (expense)	459	188	482	724
Income before income taxes	13,974	16,487	56,965	60,892
Income taxes	2,811	5,074	13,822	18,878
Net income	$11,163	$11,413	$43,143	$42,014
Net income per diluted share	$1.18	$1.21	$4.56	$4.44
Weighted average diluted shares outstanding	9,377	9,362	9,366	9,357
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$11,163	$11,413	$43,143	$42,014
Interest expense	298	128	1,172	839
Income taxes	2,811	5,074	13,822	18,878
Depreciation expense	1,947	1,271	5,817	5,130
Amortization expense	3,357	2,311	11,807	9,127
EBITDA	$19,576	$20,197	$75,761	$75,988
Cost of sale of inventory step-up	(460)	—	1,070	190
Acquisition-related costs	—	—	393	584
Gain on sale of license	—	—	(1,085)	—
Gain on sale of businesses	—	—	(1,480)	(2,013)
Exit costs related to idle facility (cash expense)	590	20	590	70
Pension settlement costs	—	14	—	14
Gain on sale of real estate	—	—	—	(860)
Adjusted EBITDA	$19,706	$20,231	$75,249	$73,973
Reconciliation of net income to adjusted net income
Net income	$11,163	$11,413	$43,143	$42,014
Transitional impact of the Tax Cuts and Jobs Act, net	84	—	681	—
Excess tax benefit related to ASU No. 2016-09	(944)	(262)	(1,921)	(1,917)
Cost of sale of inventory step-up	(460)	—	1,070	190
Acquisition-related costs	—	—	393	584
Gain on sale of license	—	—	(1,085)	—
Gain on sale of businesses	—	—	(1,480)	(2,013)
Exit costs related to idle facility (cash and depreciation expense)	1,272	20	1,272	70
Pension settlement costs	—	14	—	14
Gain on sale of real estate	—	—	—	(860)
Income taxes ***	(209)	(12)	(44)	705
Adjusted net income	$10,906	$11,173	$42,029	$38,787
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.15	$1.18	$4.44	$4.10

***For the three months and year ended August 31, 2018, represents the aggregate tax effect assuming a 25.7% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal year 2018 following the enactment of the Tax Cuts and Jobs Act in December 2017. For the three months and year ended August 31, 2017, represents the aggregate tax effect assuming a 35% tax rate for the items impacting pre-tax income, our then-effective U.S. statutory Federal tax rate.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:(781) 332-0700

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, a  global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS,  EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.